EXHIBIT 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

The following description summarizes the most important terms of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.  This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation (“certificate of incorporation”) and amended and restated bylaws (“bylaws”), copies of which have been previously filed by us with the Securities and Exchange Commission (the “SEC”).  For a complete description of our securities, you should refer to our certificate of incorporation, our bylaws and applicable provisions of Delaware law.  As used in this section, “we,” “us” and “our” mean KKR & Co.  Inc., a Delaware corporation, and its successors, but not any of its subsidiaries.

Our authorized capital stock consists of 5,000,000,000 shares, all with a par value of $0.01 per share, of which:

●	3,500,000,000 are designated as common stock;

●
1,500,000,000 are designated as preferred stock, of which (v) 13,800,000 shares are designated as “6.75% Series A Preferred Stock” (“Series A Preferred Stock”), (w) 6,200,000 shares are designated as “6.50% Series B Preferred Stock” (“Series B Preferred Stock”), (x) 23,000,000 shares are designated as “6.00% Series C Mandatory Convertible Preferred Stock” (“Series C Mandatory Convertible Preferred Stock”), (y) 1 share is designated as “Series I Preferred Stock” (“Series I Preferred Stock”) and (z) 499,999,999 shares are designated as “Series II Preferred Stock” (“Series II Preferred Stock”).

Common Stock

Economic Rights

Dividends.  Subject to preferences that apply to shares of Series A Preferred Stock, Series B Preferred Stock and Series C Mandatory Convertible Preferred Stock and any other shares of preferred stock outstanding at the time on which dividends are payable, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Liquidation.  If we become subject to an event giving rise to our dissolution, liquidation or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time ranking on a parity with our common stock with respect to such distribution, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Mandatory Convertible Preferred Stock, Series I Preferred Stock, Series II Preferred Stock and any other outstanding shares of preferred stock.

Voting Rights

Our certificate of incorporation provides for holders of our common stock and our Series II Preferred Stock, voting together as a single class, to have the right to vote on the following matters:

●	any increase in the number of authorized shares of Series I Preferred Stock;

●
a sale of all or substantially all of our and our subsidiaries’ assets, taken as a whole, in a single transaction or series of related transactions (except (i) for the sole purpose of changing our legal form into another limited liability entity and where the governing instruments of the new entity provide our stockholders with substantially the same rights and obligations and (ii) mortgages, pledges, hypothecations or grants of a security interest by the Series I Preferred Stockholder in all or substantially all of our assets (including for the benefit of affiliates of the Series I Preferred Stockholder));

●
merger, consolidation or other business combination (except for the sole purpose of changing our legal form into another limited liability entity and where the governing instruments of the new entity provide our stockholders with substantially the same rights and obligations); and

●	any amendment to our certificate of incorporation that would have a material adverse effect on the rights or preferences of our common stock relative to the other classes of our stock.

In addition, Delaware law would permit holders of our common stock to vote as a separate class on an amendment to our certificate of incorporation that would:

●	change the par value of our common stock; or

●	alter or change the powers, preferences, or special rights of the common stock in a way that would adversely affect the holders of our common stock.

Our certificate of incorporation provides that the number of authorized shares of any class of stock, including our common stock, may be increased or decreased (but not below the number of shares of such class then outstanding) solely with the approval of the Series I Preferred Stockholder and, in the case of any increase in the number of authorized shares of our Series I Preferred Stock, the holders of a majority in voting power of the common stock and Series II Preferred Stock, voting together as a single class.  As a result, the Series I Preferred Stockholder can approve an increase or decrease in the number of authorized shares of common stock and Series II Preferred Stock without a separate vote of the holders of the common stock or the Series II Preferred Stock, as applicable.  This could allow us to increase and issue additional shares of common stock and/or Series II Preferred Stock beyond what is currently authorized in our certificate of incorporation without the consent of the holders of the common stock or the Series II Preferred Stock, as applicable.

Except as described below under “Anti-Takeover Provisions—Loss of voting rights,” each record holder of common stock will be entitled to a number of votes equal to the number of shares of common stock held with respect to any matter on which the common stock is entitled to vote.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Limited Call Right

If at any time:

(i)	less than 10% of the then issued and outstanding shares of any class (other than preferred stock) are held by persons other than the Series I Preferred Stockholder and its affiliates; or

(ii)	we are subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”),

we will have the right, which we may assign in whole or in part to the Series I Preferred Stockholder or any of its affiliates, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons.

As a result of our right to purchase outstanding shares of common stock, a stockholder may have their shares purchased at an undesirable time or price.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers (including voting powers), preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders (except as may be required by the terms of any preferred stock then outstanding).  Our board of directors may (except where otherwise provided in the applicable preferred stock designation) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders.  Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the proportion of voting power held by, or other relative rights of, the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of the common stock or the proportion of voting power held by, or other relative rights of, the holders of the common stock.

As of the date of filing of the Annual Report on Form 10-K for the year ended December 31, 2020, there are no series of preferred stock outstanding other than as described herein.

Series A Preferred Stock

In March 2016, KKR & Co.  L.P.  issued 13,800,000 6.75% Series A Preferred Units (“Series A Preferred Units”).  In connection with our conversion to a corporation, each Series A Preferred Unit outstanding immediately prior to the conversion converted into one issued and outstanding, fully paid and nonassessable share of Series A Preferred Stock.

Economic rights.  Dividends on the Series A Preferred Stock are payable when, as and if declared by our board of directors out of funds legally available, at a rate per annum equal to 6.75% of the $25.00 liquidation preference per share.  Dividends on the Series A Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year, when, as and if declared our board of directors.

Dividends on the Series A Preferred Stock are non-cumulative.

Ranking.  Shares of the Series A Preferred Stock rank senior to our common stock and equally with shares of our Series B Preferred Stock, Series C Mandatory Convertible Preferred Stock and any of our other equity securities, including any other preferred stock, that we may issue in the future, whose terms provide that such securities will rank equally with the Series A Preferred Stock respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up (“Series A parity stock”).  Shares of the Series A Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series B Preferred Stock and Series C Mandatory Convertible Preferred Stock.  Holders of the Series A Preferred Stock do not have preemptive or subscription rights.

Shares of the Series A Preferred Stock rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred stock, that we may issue in the future, whose terms provide that such securities will rank senior to the Series A Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, “Series A senior stock”).  We currently have no Series A senior stock outstanding.  While any shares of Series A Preferred Stock are outstanding, we may not authorize or create any class or series of Series A senior stock without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock and all other series of Series A voting preferred stock (defined below), acting as a single class.  See “—Voting rights” below for a discussion of the voting rights applicable if we seek to create any class or series of Series A senior stock.

Maturity.  The Series A Preferred Stock does not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Stock.

Optional redemption.  We may not redeem the Series A Preferred Stock prior to June 15, 2021 except as provided below under “—Change of control redemption.” At any time or from time to time on or after June 15, 2021, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at a price of $25.00 per share of Series A Preferred Stock plus declared and unpaid dividends, if any, to, but excluding, the redemption date, without payment of any undeclared dividends.

Holders of the Series A Preferred Stock will have no right to require the redemption of the Series A Preferred Stock.

Change of control redemption.  If a change of control event occurs prior to June 15, 2021, we may, at our option, redeem the Series A Preferred Stock, in whole but not in part, at a price of $25.25 per share of Series A Preferred Stock, plus declared and unpaid dividends to, but excluding, the redemption date, without payment of any undeclared dividends.

If we do not give a redemption notice within the time periods specified in our certificate of incorporation following a change of control event (whether before, on or after June 15, 2021), the dividend rate per annum on the Series A Preferred Stock will increase by 5.00%.

A change of control event would occur if a change of control is accompanied by the lowering of the rating on certain series of our senior notes that are guaranteed by us and KKR Group Partnership L.P.  (the “KKR Group Partnership”) (or, if no such series of our senior notes are outstanding, our long-term issuer rating) in respect of such change of control and any series of such senior notes or our long-term issuer rating, as applicable, is rated below investment grade.

The change of control redemption feature of the Series A Preferred Stock may, in certain circumstances, make more difficult or discourage a sale or takeover of us or the KKR Group Partnership and, thus, the removal of incumbent management.  We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future.

Voting rights.  Except as indicated below, the holders of the Series A Preferred Stock will have no voting rights.

Whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock have not been declared and paid, the number of directors on our board of directors will be increased by two and the holders of the Series A Preferred Stock, voting together as a single class with the holders of the Series B Preferred Stock, Series C Mandatory Convertible Preferred Stock and any other series of Series A parity stock then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, together with the Series B Preferred Stock and Series C Mandatory Convertible Preferred Stock, the “Series A voting preferred stock”), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Stock and such Series A voting preferred stock.  These voting rights will continue until four consecutive quarterly dividends have been declared and paid on the Series A Preferred Stock.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock and all series of Series A voting preferred stock, acting as a single class, either at a meeting of stockholders or by written consent, is required in order:

(i)
to amend, alter or repeal any provision of our certificate of incorporation relating to the Series A Preferred Stock or series of Series A voting preferred stock so as to materially and adversely affect the voting powers, rights or preferences of the holders of the Series A Preferred Stock or series of Series A voting preferred stock, or

(ii)
to authorize, create or increase the authorized amount of, any class or series of preferred stock having rights senior to the Series A Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment materially and adversely affects the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series A voting preferred stock (including the Series A Preferred Stock for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series A voting preferred stock (including the Series A Preferred Stock for this purpose) as a class.

However, we may create additional series or classes of Series A parity stock and any equity securities that rank junior to our Series A Preferred Stock and issue additional series of such stock without the consent of any holder of the Series A Preferred Stock.

In addition, if at any time any person or group (other than the Series I Preferred Stockholder and its affiliates, or a direct or subsequently approved transferee of the Series I Preferred Stockholder or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of the Series A Preferred Stock then outstanding, that person or group will lose voting rights on all of its stock and the stock may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.  See “Anti-Takeover Provisions—Loss of voting rights.”

Amount payable in liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of us, each holder of the Series A Preferred Stock will be entitled to a payment equal to the sum of the $25.00 liquidation preference per share of Series A Preferred Stock and declared and unpaid dividends, if any, to, but excluding the date of the liquidation, dissolution or winding up.  Such payment will be made out of our assets available for distribution (to the extent available) to the holders of the Series A Preferred Stock following the satisfaction of all claims ranking senior to the Series A Preferred Stock.

No conversion rights.  The shares of Series A Preferred Stock are not convertible into common stock or any other class or series of our capital stock or any other security.

Series A GP Mirror Units.  In connection with the Series A Preferred Stock, we hold a series of preferred units issued by the KKR Group Partnership (the “Series A GP Mirror Units”), with economic terms designed to mirror those of the Series A Preferred Stock.  The terms of the Series A GP Mirror Units provide that unless distributions have been declared and paid or declared and set apart for payment on all Series A GP Mirror Units issued by the KKR Group Partnership for the then-current quarterly dividend period, then during such quarterly dividend period only, the KKR Group Partnership may not repurchase its common units or any junior units and may not declare or pay or set apart payment for distributions on its junior units, other than distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units.  The terms of the Series A GP Mirror Units also provide that, in the event that the KKR Group Partnership liquidates, dissolves or winds up, the KKR Group Partnership may not declare or pay or set apart payment on its common units or any other units ranking junior to the Series A GP Mirror Units unless the outstanding liquidation preference on all outstanding Series A GP Mirror Units have been repaid via redemption or otherwise.  The foregoing is subject to certain exceptions, including, (i) in the case of a merger or consolidation of the KKR Group Partnership in a transaction whereby the surviving person, if not the KKR Group Partnership immediately prior to such transaction, expressly assumes all of the obligations under the Series A GP Mirror Units and satisfies certain other conditions, (ii) in the case of a merger or consolidation of the KKR Group Partnership that does not, or sale, assignment, transfer, lease or conveyance of KKR Group Partnership assets that do not, constitute a Substantially All Merger or Substantially All Sale (as such terms are defined in the limited partnership agreement governing the KKR Group Partnership (the “KKR Group Partnership LPA”)), (iii) the sale or disposition of the KKR Group Partnership should the KKR Group Partnership not constitute a “significant subsidiary” under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) the Series A Preferred Stock have been fully redeemed, (v) transactions where the assets of KKR Group Partnership being liquidated, dissolved or wound up are immediately contributed to a successor of KKR Group Partnership or any future partnership designated as a Group Partnership (as such term is defined in the KKR Group Partnership LPA) and (vi) any Permitted Transfer or Permitted Reorganization (as such terms are defined in the KKR Group Partnership LPA).  The Series A GP Mirror Units (as defined below) rank equally with the Series B GP Mirror Units and Series C GP Mirror Units.

Series B Preferred Stock

In June 2016, KKR & Co.  L.P.  issued 6,200,000 6.50% Series B Preferred Units (“Series B Preferred Units”).  In connection with our conversion to a corporation, each Series B Preferred Unit outstanding immediately prior to the conversion converted into one issued and outstanding, fully paid and nonassessable share of Series B Preferred Stock.

Economic rights.  Dividends on the Series B Preferred Stock are payable when, as and if declared by our board of directors out of funds legally available, at a rate per annum equal to 6.50% of the $25.00 liquidation preference per share.  Dividends on the Series B Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year, when, as and if declared our board of directors.

Dividends on the Series B Preferred Stock are non-cumulative.

Ranking.  Shares of the Series B Preferred Stock rank senior to our common stock and equally with shares of our Series A Preferred Stock, Series C Mandatory Convertible Preferred Stock and any of our other equity securities, including any other preferred stock, that we may issue in the future, whose terms provide that such securities will rank equally with the Series B Preferred Stock respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up (“Series B parity stock”).  Shares of the Series B Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock and Series C Mandatory Convertible Preferred Stock.  Holders of the Series B Preferred Stock do not have preemptive or subscription rights.

Shares of the Series B Preferred Stock rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred stock, that we may issue in the future, whose terms provide that such securities will rank senior to the Series B Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, “Series B senior stock”).  We currently have no Series B senior stock outstanding.  While any shares of Series B Preferred Stock are outstanding, we may not authorize or create any class or series of Series B senior stock without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Stock and all other series of Series B voting preferred stock (defined below), acting as a single class.  See “—Voting rights” below for a discussion of the voting rights applicable if we seek to create any class or series of Series B senior stock.

Maturity.  The Series B Preferred Stock does not have a maturity date, and we are not required to redeem or repurchase the Series B Preferred Stock.

Optional redemption.  We may not redeem the Series B Preferred Stock prior to September 15, 2021 except as provided below under “—Change of control redemption.” At any time or from time to time on or after September 15, 2021, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, at a price of $25.00 per share of Series B Preferred Stock plus declared and unpaid dividends, if any, to, but excluding, the redemption date, without payment of any undeclared dividends.

Holders of the Series B Preferred Stock will have no right to require the redemption of the Series B Preferred Stock.

Change of control redemption.  If a change of control event occurs prior to September 15, 2021, we may, at our option, redeem the Series B Preferred Stock, in whole but not in part, at a price of $25.25 per share of Series B Preferred Stock, plus declared and unpaid dividends to, but excluding, the redemption date, without payment of any undeclared dividends.

If we do not give a redemption notice within the time periods specified in our certificate of incorporation following a change of control event (whether before, on or after September 15, 2021), the dividend rate per annum on the Series B Preferred Stock will increase by 5.00%.

A change of control event would occur if a change of control is accompanied by the lowering of the rating on certain series of our senior notes that are guaranteed by us and the KKR Group Partnership (or, if no such series of our senior notes are outstanding, our long-term issuer rating) in respect of such change of control and any series of such senior notes or our long-term issuer rating, as applicable, is rated below investment grade.

The change of control redemption feature of the Series B Preferred Stock may, in certain circumstances, make more difficult or discourage a sale or takeover of us or the KKR Group Partnership and, thus, the removal of incumbent management.  We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future.

Voting rights.  Except as indicated below, the holders of the Series B Preferred Stock will have no voting rights.

Whenever six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock have not been declared and paid, the number of directors on our board of directors will be increased by two and the holders of the Series B Preferred Stock, voting together as a single class with the holders of the Series A Preferred Stock, Series C Mandatory Convertible Preferred Stock and any other series of Series B parity stock then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, together with the Series A Preferred Stock and Series C Mandatory Convertible Preferred Stock, the “Series B voting preferred stock”), will have the right to elect these two additional directors at a meeting of the holders of the Series B Preferred Stock and such Series B voting preferred stock.  These voting rights will continue until four consecutive quarterly dividends have been declared and paid on the Series B Preferred Stock.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Stock and all series of Series B voting preferred stock, acting as a single class, either at a meeting of stockholders or by written consent, is required in order:

(i)
to amend, alter or repeal any provision of our certificate of incorporation relating to the Series B Preferred Stock or series of Series B voting preferred stock so as to materially and adversely affect the voting powers, rights or preferences of the holders of the Series B Preferred Stock or series of Series B voting preferred stock, or

(ii)
to authorize, create or increase the authorized amount of, any class or series of preferred stock having rights senior to the Series B Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment materially and adversely affects the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series B voting preferred stock (including the Series B Preferred Stock for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series B voting preferred stock (including the Series B Preferred Stock for this purpose) as a class.

However, we may create additional series or classes of Series B parity stock and any equity securities that rank junior to our Series B Preferred Stock and issue additional series of such stock without the consent of any holder of the Series B Preferred Stock.

In addition, if at any time any person or group (other than the Series I Preferred Stockholder and its affiliates, or a direct or subsequently approved transferee of the Series I Preferred Stockholder or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of the Series B Preferred Stock then outstanding, that person or group will lose voting rights on all of its stock and the stock may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.  See “Anti-Takeover Provisions—Loss of voting rights.”

Amount payable in liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of us, each holder of the Series B Preferred Stock will be entitled to a payment equal to the sum of the $25.00 liquidation preference per share of Series B Preferred Stock and declared and unpaid dividends, if any, to, but excluding the date of the liquidation, dissolution or winding up.  Such payment will be made out of our assets available for distribution (to the extent available) to the holders of the Series B Preferred Stock following the satisfaction of all claims ranking senior to the Series B Preferred Stock.

No conversion rights.  The shares of Series B Preferred Stock are not convertible into common stock or any other class or series of our capital stock or any other security.

Series B GP Mirror Units.  In connection with the Series B Preferred Stock, we hold a series of preferred units issued by the KKR Group Partnership (the “Series B GP Mirror Units”), with economic terms designed to mirror those of the Series B Preferred Stock.  The terms of the Series B GP Mirror Units provide that unless distributions have been declared and paid or declared and set apart for payment on all Series B GP Mirror Units issued by the KKR Group Partnership for the then-current quarterly dividend period, then during such quarterly dividend period only, the KKR Group Partnership may not repurchase its common units or any junior units and may not declare or pay or set apart payment for distributions on its junior units, other than distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units.  The terms of the Series B GP Mirror Units also provide that, in the event that the KKR Group Partnership liquidates, dissolves or winds up, the KKR Group Partnership may not declare or pay or set apart payment on its common units or any other units ranking junior to the Series B GP Mirror Units unless the outstanding liquidation preference on all outstanding Series B GP Mirror Units have been repaid via redemption or otherwise.  The foregoing is subject to certain exceptions, including, (i) in the case of a merger or consolidation of the KKR Group Partnership in a transaction whereby the surviving person, if not the KKR Group Partnership immediately prior to such transaction, expressly assumes all of the obligations under the Series B GP Mirror Units and satisfies certain other conditions, (ii) in the case of a merger or consolidation of the KKR Group Partnership that does not, or sale, assignment, transfer, lease or conveyance of KKR Group Partnership assets that do not, constitute a Substantially All Merger or Substantially All Sale (as such terms are defined in the KKR Group Partnership LPA)), (iii) the sale or disposition of the KKR Group Partnership should the KKR Group Partnership not constitute a “significant subsidiary” under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) the Series B Preferred Stock have been fully redeemed, (v) transactions where the assets of KKR Group Partnership being liquidated, dissolved or wound up are immediately contributed to a successor of KKR Group Partnership or any future partnership designated as a Group Partnership (as such term is defined in the KKR Group Partnership LPA) and (vi) any Permitted Transfer or Permitted Reorganization (as such terms are defined in the KKR Group Partnership LPA).  The Series B GP Mirror Units rank equally with the Series A GP Mirror Units and Series C GP Mirror Units.

Forum selection.  The federal district courts of the United States of America are the exclusive forums for resolving any complaint brought by any holder of Series B Preferred Stock (including any holder of beneficial interests in shares of Series B Preferred Stock) asserting a cause of action arising under the United States federal securities laws (except, and only to the extent, that any such claims, actions or proceedings are of a type for which such a holder may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to internal corporate claims of KKR & Co.  Inc.  as set forth under Section 115 of the Delaware General Corporation Law (the “DGCL”).

Series C Mandatory Convertible Preferred Stock

In August 2020, KKR & Co.  Inc.  issued 23,000,000 6.00% Series C Mandatory Convertible Preferred Stock (“Series C Mandatory Convertible Preferred Stock”).

Economic rights.  Dividends on the Series C Mandatory Convertible Preferred Stock are payable on a cumulative basis when, as and if declared by our board of directors out of funds legally available, at a rate per annum equal to 6.00% of the $50.00 liquidation preference per share (equivalent to $3.00 per annum per share) and may be paid in cash or, subject to certain limitations, in shares of Common Stock or a combination of cash and shares of Common Stock.  If declared, dividends on the Series C Mandatory Convertible Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year to, and including, September 15, 2023, having commenced on December 15, 2020.

Ranking.  Shares of the Series C Mandatory Convertible Preferred Stock rank senior to our common stock and equally with shares of our Series A Preferred Stock, Series B Preferred Stock and any of our other equity securities, including any other preferred stock, that we may issue in the future, whose terms provide that such securities will rank equally with the Series C Mandatory Convertible Preferred Stock respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up (“Series C parity stock”).  Shares of the Series C Mandatory Convertible Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock and Series B Preferred Stock.  Holders of the Series C Mandatory Convertible Preferred Stock do not have preemptive or subscription rights.

Shares of the Series C Mandatory Convertible Preferred Stock rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred stock, that we may issue in the future, whose terms provide that such securities will rank senior to the Series C Mandatory Convertible Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, “Series C senior stock”).  We currently have no Series C senior stock outstanding.  While any shares of Series C Mandatory Convertible Preferred Stock are outstanding, we may not authorize or create any class or series of Series C senior stock without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series C Mandatory Convertible Preferred Stock and all other series of Series C voting preferred stock (defined below), acting as a single class.  See “—Voting rights” below for a discussion of the voting rights applicable if we seek to create any class or series of Series C senior stock.

Conversion rights.  Unless converted or redeemed earlier in accordance with the terms of the Series C Mandatory Convertible Preferred Stock, each share of Series C Mandatory Convertible Preferred Stock will automatically convert on the mandatory conversion date, which is expected to be September 15, 2023, into between 1.1662 shares and 1.4285 shares of common stock, in each case, subject to customary anti-dilution adjustments described in the certificate of designations related to the Series C Mandatory Convertible Preferred Stock.  The number of shares of common stock issuable upon conversion will be determined based on the average volume weighted average price per share of common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding September 15, 2023.

In addition, at any time prior to September 15, 2023, holders of the Series C Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Series C Mandatory Convertible Preferred Stock, in whole or in part, into shares of common stock at the minimum conversion rate of 1.1662 shares of common stock per share of Series C Mandatory Convertible Preferred Stock.  If holders elect to convert any shares of the Series C Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of certain fundamental changes (as described in the certificate of designations related to the Series C Mandatory Convertible Preferred Stock), such shares of Series C Mandatory Convertible Preferred Stock will be converted into shares of common stock at a conversion rate including a make-whole amount based on the present value of future dividend payments.

Voting rights.  Except as indicated below, the holders of the Series C Mandatory Convertible Preferred Stock will have no voting rights.

Whenever six quarterly dividends (whether or not consecutive) payable on the Series C Mandatory Convertible Preferred Stock have not been declared and paid, the number of directors on our board of directors will be increased by two and the holders of the Series C Mandatory Convertible Preferred Stock, voting together as a single class with the holders of the Series A Preferred Stock, Series B Preferred Stock and any other series of Series C parity stock then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, together with the Series A Preferred Stock and Series B Preferred Stock, the “Series C voting preferred stock”), will have the right to elect these two additional directors at a meeting of the holders of the Series C Mandatory Convertible Preferred Stock and such Series C voting preferred stock.  These voting rights will continue until when all accumulated and unpaid dividends on the Series C Mandatory Convertible Preferred Stock have been paid in full, or declared and a sum or number of shares of the common stock sufficient for such payment shall have been set aside for the benefit of the holders of the Series C Mandatory Convertible Preferred Stock, on the Series C Mandatory Convertible Preferred Stock.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series C Mandatory Convertible Preferred Stock and all series of Series C voting preferred stock, acting as a single class, either at a meeting of stockholders or by written consent, is required in order:

(i)
to amend or alter the provisions of our certificate of incorporation so as to authorize or create, or increase the authorized number of, any class or series of stock ranking senior to the Series C Mandatory Convertible Preferred Stock,

(ii)
to amend, alter or repeal any provision of our certificate of incorporation relating to the Series C Mandatory Convertible Preferred Stock or series of Series C voting preferred stock so as to adversely affect the special rights, preferences or voting powers of the holders of the Series C Mandatory Convertible Preferred Stock or series of Series C voting preferred stock, or

(iii)
to consummate a binding share exchange or reclassification involving the shares of the Series C Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Series C Mandatory Convertible Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification, merger or consolidation or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Series C Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Series C Mandatory Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the Series C Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction.

However, we may create additional series or classes of Series C parity stock and any equity securities that rank junior to our Series C Mandatory Convertible Preferred Stock and issue additional series of such stock without the consent of any holder of the Series C Mandatory Convertible Preferred Stock.

Amount payable in liquidation.  Upon any voluntary or involuntary liquidation, winding-up or dissolution of us, each holder of the Series C Mandatory Convertible Preferred Stock will be entitled to a payment equal to the sum of the $50.00 liquidation preference per share of Series C Mandatory Convertible Preferred Stock and declared and unpaid dividends, if any, to, but excluding the date of the liquidation, winding-up or dissolution.  Such payment will be made out of our assets available for distribution (to the extent available) to the holders of the Series C Mandatory Convertible Preferred Stock following the satisfaction of all claims ranking senior to the Series C Mandatory Convertible Preferred Stock.

If, upon the voluntary or involuntary liquidation, winding-up or dissolution of us, the amounts payable with respect to (1) the $50.00 liquidation preference per share of Series C Mandatory Convertible Preferred and declared and unpaid dividends, if any, to, but excluding the date of the liquidation, winding-up or dissolution on the shares of the Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding up or dissolution) on, all Series A Preferred Stock, Series B Preferred Stock and any other series of Series C parity stock then outstanding, if applicable, are not paid in full, the holders and all holders of any such Series A Preferred Stock, Series B Preferred Stock and any other series of Series C parity stock then outstanding shall share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

Series C GP Mirror Units.  In connection with the Series C Mandatory Convertible Preferred Stock, we hold a series of preferred units issued by the KKR Group Partnership (the “Series C GP Mirror Units”), with economic terms designed to mirror those of the Series C Mandatory Convertible Preferred Stock.  The terms of the Series C GP Mirror Units provide that unless distributions have been declared and paid or declared and set apart for payment on all Series C GP Mirror Units issued by the KKR Group Partnership for the then-current quarterly dividend period, then during such quarterly dividend period only, the KKR Group Partnership may not repurchase its common units or any junior units and may not declare or pay or set apart payment for distributions on its junior units, other than distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units.  The terms of the Series C GP Mirror Units also provide that, in the event that the KKR Group Partnership liquidates, dissolves or winds up, the KKR Group Partnership may not declare or pay or set apart payment on its common units or any other units ranking junior to the Series C GP Mirror Units unless the outstanding liquidation preference on all outstanding Series C GP Mirror Units have been repaid via redemption or otherwise.  The foregoing is subject to certain exceptions, including, (i) in the case of a merger or consolidation of the KKR Group Partnership in a transaction whereby the surviving person, if not the KKR Group Partnership immediately prior to such transaction, expressly assumes all of the obligations under the Series C GP Mirror Units and satisfies certain other conditions, (ii) in the case of a merger or consolidation of the KKR Group Partnership that does not, or sale, assignment, transfer, lease or conveyance of KKR Group Partnership assets that do not, constitute a Substantially All Merger or Substantially All Sale (as such terms are defined in the KKR Group Partnership LPA)), (iii) the sale or disposition of the KKR Group Partnership should the KKR Group Partnership not constitute a “significant subsidiary” under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) the Series C Mandatory Convertible Preferred Stock have been fully redeemed, (v) transactions where the assets of KKR Group Partnership being liquidated, dissolved or wound up are immediately contributed to a successor of KKR Group Partnership or any future partnership designated as a Group Partnership (as such term is defined in the KKR Group Partnership LPA) and (vi) any Permitted Transfer or Permitted Reorganization (as such terms are defined in the KKR Group Partnership LPA).  The Series C GP Mirror Units rank equally with the Series A GP Mirror Units and Series B GP Mirror Units.

Series I Preferred Stock

Economic rights.  Except for any distribution required by the DGCL to be made upon a dissolution event, the Series I Preferred Stockholder does not have any rights to receive dividends.

Voting rights.  The Series I Preferred Stock is voting and is entitled to one vote per share on any matter that is submitted to a vote of our stockholders.

Except as otherwise expressly provided by applicable law, only the vote of the Series I Preferred Stockholder, together with the approval of our board of directors, shall be required in order to amend certain provisions of our certificate of incorporation and none of our other stockholders shall have the right to vote with respect to any such amendments, which include, without limitation:

(1)
amendments to provisions relating to approvals of the transfer of the Class B units in the KKR Group Partnership, Series I Preferred Stockholder approvals for certain actions and the appointment or removal of the Chief Executive Officer or Co-Chief Executive Officers;

(2)	a change in our name, our registered agent or our registered office;

(3)	an amendment that our board of directors determines to be necessary or appropriate to address certain changes in U.S. federal, state and local income tax regulations, legislation or interpretation;

(4)
an amendment that is necessary, in the opinion of our counsel, to prevent us or our indemnitees from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the U.S.  Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S.  Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S.  Department of Labor;

(5)	a change in our fiscal year or taxable year;

(6)
an amendment that our board of directors has determined to be necessary or appropriate for the creation, authorization or issuance of any class or series of our capital stock or options, rights, warrants or appreciation rights relating to our capital stock;

(7)	any amendment expressly permitted in our certificate of incorporation to be made by the Series I Preferred Stockholder acting alone;

(8)
an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our certificate of incorporation;

(9)
an amendment effected, necessitated or contemplated by an amendment to the partnership agreement of the KKR Group Partnership that requires unitholders of the KKR Group Partnership to provide a statement, certification or other proof of evidence regarding whether such unitholder is subject to U.S.  federal income taxation on the income generated by the KKR Group Partnership;

(10)
any amendment that our board of directors has determined is necessary or appropriate to reflect and account for our formation of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our certificate of incorporation;

(11)
a merger into, or conveyance of all of our assets to, another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance consummated solely to effect a mere change in our legal form, the governing instruments of which provide the stockholders with substantially the same rights and obligations as provided by our certificate of incorporation;

(12)	any amendment that our board of directors determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

(13)	any other amendments substantially similar to any of the matters described in (1) through (12) above.

In addition, except as otherwise provided by applicable law, the Series I Preferred Stockholder, together with the approval of our board of directors, can amend our certificate of incorporation without the approval of any other stockholder to adopt any amendments that our board of directors has determined:

(1)	do not adversely affect the stockholders considered as a whole (or adversely affect any particular class or series of stock as compared to another class or series) in any material respect;

(2)
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S.  agency or judicial authority or contained in any federal, state, local or non-U.S.  statute (including the DGCL);

(3)
are necessary or appropriate to facilitate the trading of our stock or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our stock are or will be listed for trading;

(4)	are necessary or appropriate for any action taken by us relating to splits or combinations of shares of our capital stock under the provisions of our certificate of incorporation; or

(5)	are required to effect the intent of or are otherwise contemplated by our certificate of incorporation.

Actions requiring Series I Preferred Stockholder approval.  Certain actions require the prior approval of the Series I Preferred Stockholder, including, without limitation:

●	entry into a debt financing arrangement in an amount in excess of 10% of our then existing long-term indebtedness (other than with respect to intercompany debt financing arrangements);

●
issuances of securities that would (i) represent at least 5% of any class of equity securities or (ii) have designations, preferences, rights priorities or powers that are more favorable than the common stock;

●	adoption of a shareholder rights plan;

●
amendment of our certificate of incorporation, certain provisions of our bylaws relating to our board of directors and officers, quorum, adjournment and the conduct of stockholder meetings, and provisions related to stock certificates, registrations of transfers and maintenance of books and records of KKR & Co.  Inc.  and the operating agreement of the KKR Group Partnership;

●	the appointment or removal of our Chief Executive Officer or a Co-Chief Executive Officer;

●	merger, sale or other dispositions of all or substantially all of the assets, taken as a whole, of us and our subsidiaries, and the liquidation or dissolution of us or the KKR Group Partnership; and

●
the withdrawal, removal or substitution of any person as the general partner of the KKR Group Partnership or the transfer of beneficial ownership of all or any part of a general partner interest in the KKR Group Partnership to any person other than a wholly-owned subsidiary.

Amount payable in liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of us, each holder of the Series I Preferred Stock will be entitled to a payment equal to $0.01 per share of Series I Preferred Stock.

Transferability.  The Series I Preferred Stockholder may transfer all or any part of the Series I Preferred Stock held by it with the written approval of our board of directors and a majority of the controlling interest of the Series I Preferred Stockholder without first obtaining approval of any other stockholder so long as the transferee assumes the rights and duties of the Series I Preferred Stockholder under our certificate of incorporation, agrees to be bound by the provisions of our certificate of incorporation and furnishes an opinion of counsel regarding limited liability matters.  The foregoing limitations do not preclude the members of the Series I Preferred Stockholder from selling or transferring all or part of their limited liability company interests in the Series I Preferred Stockholder at any time.

Series II Preferred Stock

Economic rights.  Except for any distribution required by the DGCL to be made upon a dissolution event, holders of our Series II preferred stock do not have any rights to receive dividends.

Voting rights.  Our certificate of incorporation provides for holders of our common stock and our Series II Preferred Stock, voting together as a single class, to have the right to vote on certain matters.  See “Common Stock—Voting Rights.”

In addition, holders of our Series II Preferred Stock will be entitled to vote separately as a class on any amendment to our certificate of incorporation that changes certain terms of the Series II Preferred Stock or is inconsistent with such terms, changes the par value of the shares of Series II Preferred Stock or adversely affects the rights or preferences of the Series II Preferred Stock.

So long as the ratio at which KKR Group Partnership Units (as defined below) are exchangeable for our common stock remains on a one-for-one basis, holders of our Series II Preferred Stock shall vote together with holders of our common stock as a single class and on an equivalent basis.  If the ratio at which KKR Group Partnership Units are exchangeable for our common stock changes from a one-for-one basis, the number of votes to which the holders of the Series II Preferred Stock are entitled will be adjusted accordingly.

Amount payable in liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of us, each holder of the Series II Preferred Stock will be entitled to a payment equal to $0.000000001 per share of Series II Preferred Stock.

Transfers and cancellations.  Units in the KKR Group Partnership (the “KKR Group Partnership Units”) that are held by KKR Holdings are exchangeable for shares of our common stock on a one-for-one basis, subject to customary adjustments for splits, stock dividends and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions.  When a KKR Group Partnership Unit is exchanged for a share of common stock, the corresponding share of Series II Preferred Stock shall automatically be cancelled and retired with no consideration being paid or issued with respect thereto.

No shares of Series II Preferred Stock may be issued by us except to a holder of KKR Group Partnership Units, such that after such issuance of Series II Preferred Stock, such holder of KKR Group Partnership Units holds an identical number of KKR Group Partnership Units and shares of Series II Preferred Stock.  No shares of Series II Preferred Stock may be transferred by the holder thereof except (i) for no consideration to us upon which transfer such shares shall automatically be cancelled, or (ii) together with the transfer of an identical number of KKR Group Partnership Units made to the transferee of such KKR Group Partnership Units made in compliance with our bylaws.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders.  Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in any business ventures of the Series I Preferred Stockholder and its affiliates and any member, partner, Tax Matters Partner (as defined in U.S.  Internal Revenue Code of 1986, as amended (the “Code”), in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee agent, fiduciary or trustee of any of KKR or its subsidiaries, the KKR Group Partnership, the Series I Preferred Stockholder or any of our or the Series I Preferred Stockholder’s affiliates and certain other specified persons (collectively, the “Indemnitees”).  Our certificate of incorporation provides that each Indemnitee has the right to engage in businesses of every type and description, including business interests and activities in direct competition with our business and activities.  Our certificate of incorporation also waives and renounces any interest or expectancy that we may have in, or right to be offered an opportunity to participate in, business opportunities that are from time to time presented to the Indemnitees.  Notwithstanding the foregoing, pursuant to our certificate of incorporation, the Series I Preferred Stockholder has agreed that its sole business will be to act as the Series I Preferred Stockholder and as a general partner or managing member of any partnership or limited liability company that we may hold an interest in and that it will not engage in any business or activity or incur any debts or liabilities except in connection therewith.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company.  These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us.  However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Series II Preferred Stock.  Our common stock is entitled to vote on matters provided by our certificate of incorporation and Delaware law.  Our certificate of incorporation provides that generally, with respect to any matter on which the common stock is entitled to vote, such vote shall require a majority or more of all the outstanding shares of common stock and Series II Preferred Stock voting together as a single class.  As of June 30, 2020, KKR Holdings owned 285,978,495 shares of Series II Preferred Stock, representing approximately 33.8% of the total combined voting power of the common stock and Series II Preferred Stock.  As a result, with respect to any matter as to which common stock may be entitled to vote, depending on the number of shares of outstanding shares of common stock and Series II Preferred Stock actually voted, our senior employees have sufficient voting power to substantially influence matters subject to the vote.

Election of directors.  Subject to the rights granted to one or more series of preferred stock then outstanding, the Series I Preferred Stockholder has the sole authority to elect directors.

Removal of directors.  Subject to the rights granted to one or more series of preferred stock then outstanding, the Series I Preferred Stockholder has the sole authority to remove and replace any director, with or without cause, at any time.

Vacancies.  In addition, our bylaws also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled by the Series I Preferred Stockholder.

Loss of voting rights.  If at any time any person or group (other than the Series I Preferred Stockholder and its affiliates, or a direct or subsequently approved transferee of the Series I Preferred Stockholder or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our stock then outstanding, that person or group will lose voting rights on all of its shares of stock and such shares of stock may not be voted on any matter as to which such shares may be entitled to vote and will not be considered to be outstanding when sending notices of a meeting of stockholders, calculating required votes, determining the presence of a quorum or for other similar purposes, in each case, as applicable and to the extent such shares of stock are entitled to any vote.

Requirements for advance notification of stockholder proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals relating to the limited matters on which our common stock may be entitled to vote.  Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders.  Our bylaws also specify requirements as to the form and content of a stockholder’s notice.  Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.  These provisions may deter, delay or discourage a potential acquirer from attempting to influence or obtain control of our company.

Special stockholder meetings.  Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of our board of directors, the Series I Preferred Stockholder or, if at any time any stockholders other than the Series I Preferred Stockholder are entitled under applicable law or our certificate of incorporation to vote on specific matters proposed to be brought before a special meeting, stockholders representing 50% or more of the voting power of the outstanding stock of the class or classes of stock which are entitled to vote at such meeting.  Common stock and Series II Preferred Stock are considered the same class for this purpose.

Stockholder action by written consent.  Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise or it conflicts with the rules of the New York Stock Exchange.  Our certificate of incorporation permits stockholder action by written consent by stockholders other than the Series I Preferred Stockholder only if consented to by the board of directors in writing.

Actions requiring Series I Preferred Stockholder approval.  Certain actions require the prior approval of the Series I Preferred Stockholder.  See “Preferred Stock—Series I Preferred Stock—Actions requiring Series I Preferred Stockholder approval” above.

Amendments to our certificate of incorporation requiring Series I Preferred Stockholder approval.  Except as otherwise expressly provided by applicable law, only the vote of the Series I Preferred Stockholder, together with the approval of our board of directors, shall be required in order to amend certain provisions of our certificate of incorporation and none of our other stockholders shall have the right to vote with respect to any such amendments.  See “Preferred Stock—Series I Preferred Stock—Voting Rights” above:

Super-majority requirements for certain amendments to our certificate of incorporation.  Except for amendments to our certificate of incorporation that require the sole approval of the Series I Preferred Stockholder, any amendments to our certificate of incorporation require the vote or consent of stockholders holding at least 90% in voting power of our common stock and Series II Preferred Stock unless we obtain an opinion of counsel confirming that such amendment would not affect the limited liability of such stockholder under the DGCL.  Any amendment of this provision of our certificate of incorporation also requires the vote or consent of stockholders holding at least 90% in voting power of our common stock and Series II Preferred Stock.

Merger, sale or other disposition of assets.  Our certificate of incorporation provides that we may, with the approval of the Series I Preferred Stockholder and with the approval of the holders of at least a majority in voting power of our common stock and Series II Preferred Stock, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or consummate any merger, consolidation or other similar combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, except that no approval of our common stock and Series II Preferred Stock shall be required in the case of certain limited transactions involving our reorganization into another limited liability entity.  See “—Common Stock—Voting Rights.” We may in our sole discretion mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our common stock and Series II Preferred Stock.  We may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our common stock and Series II Preferred Stock.

Series A Preferred Stock, Series B Preferred Stock and Series C Mandatory Convertible Preferred Stock.  The rights of holders of our Series A Preferred Stock and Series B Preferred Stock requiring us to redeem all or a portion of their series of preferred stock upon the occurrence of a change of control event, as well as the rights of holders of our Series C Mandatory Convertible Preferred Stock permitting conversion of their shares upon the occurrence of a “fundamental change”, could have the effect of discouraging third parties from pursuing certain transactions with us, which may otherwise be in the best interest of our stockholders.  See “Preferred Stock” above.

Choice of forum.  Unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, solely to the extent that the Court of Chancery lacks subject matter jurisdiction, the federal district court located in the State of Delaware) is the exclusive forum for resolving (i) any derivative action, suit or proceeding brought on behalf of the corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, in each case except as otherwise provided in our certificate of incorporation for any series of our preferred stock.

Business Combinations

We have opted out of Section 203 of the DGCL, which provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Mandatory Convertible Preferred Stock is American Stock Transfer & Trust Company, LLC.  The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8300.

Listing

Our common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Mandatory Convertible Preferred Stock are listed on the New York Stock Exchange under the ticker symbols “KKR”, “KKR PR A”, “KKR PR B” and “KKR PR C,”  respectively.